SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C 20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934
                      (Amendment No.     )*
                                     ----


                   THERMOVIEW INDUSTRIES, INC.
     -------------------------------------------------------
                        (Name of Issuer)

                          COMMON STOCK
     -------------------------------------------------------
                 (Title of Class of Securities)

                           883671 50 5
     -------------------------------------------------------
                         (CUSIP Number)

                           12/31/1999
     -------------------------------------------------------
     (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

     [  ] Rule 13d-1(b)
     [  ] Rule 13d-1(c)
     [x]  Rule 13d-1(d)


     *The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



1.   NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
     PERSONS (ENTITIES ONLY)
          Robert E. Anderson

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.
          (a) [x]
          (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.


NUMBER OF                5.   SOLE VOTING POWER: 1,667
 SHARES
BENEFICIALLY             6.   SHARED VOTING POWER:  0
 OWNED BY
EACH REPORTING           7.   SOLE DISPOSITIVE POWER: 1,667
 PERSON WITH
                         8.   SHARED DISPOSITIVE POWER: 0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,667 Shares


10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES
     [x] Excludes 455,215 held by the Robert E. Anderson Trust dtd 4/15/98


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          .02

12.  TYPE OF REPORTING PERSON

          IN


Item 1(a) Name of Issuer: ThermoView Industries, Inc.
Item 1(b) Address of Issuer's Principal Executive Offices:
               1101 Herr Lane
               Louisville, Kentucky 40222
Item 2(a) Name of Person Filing: Robert E. Anderson
Item 2(b) Address of Principal Office: 2645 Pleasant Valley Road, Owensboro, KY 42303
Item 2(c) Citizenship:  USA
Item 2(d) Title of Class of Securities:  Common Stock
Item 2(e) CUSIP Number: 883671 50 5
Item 3. If this statement is filed pursuant to section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
          (b)  [ ] Bank as defined in section 3(a)(6) of the Act
               (15 U.S.C. 78c).
          (c)  [ ] Insurance company as defined in section 3(a)
               (19) of the Act (15 U.S.C. 78c).
          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
          (e)  [ ] An investment adviser in accordance with
               section 240.13d-1(b)(1)(ii)(E);
          (f) [ ] An employee benefit plan or endowment funding accordance with section 240.13d-1(b)(1) (ii)(F);
          (g) [ ] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);
          (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
          (j)  [ ] Group, in accordance with section 240.13d-
               1(b)(1)(ii)(J).

Item 4(a) Amount Beneficially Owned: 1,667
Item 4(b) Percent of Class:  .02
Item 4(c) Number of shares as to which reporting person has:
          (i)  sole power to vote or to direct the vote: 1,667
          (ii) shared power to vote or to direct the vote: 0
          (iii) sole power to dispose or to direct the
               disposition of: 1,667
          (iv) shared power to dispose or to direct the
               disposition of: 0
Item 5    Ownership of 5% or Less of Class:  N/A
Item 6    Ownership of More than 5% on Behalf of Another Person:
          N/A
Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company: N/A
Item 8    Identification and Classification of Members of the
          Group: N/A
Item 9    Notice of Dissolution of Group:  N/A
Item 10   Certification: (a) N/A   (b) N/A

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/11/2000
Dated

                              /s/ Robert E. Anderson
                              -----------------------------------
                              Robert E. Anderson

1.   NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
     PERSONS (ENTITIES ONLY)
          Robert E. Anderson Trust dtd 4/15/98

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.
          (a)  [x]
          (b)  [ ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.


NUMBER OF                5.   SOLE VOTING POWER: 455,215
 SHARES
BENEFICIALLY             6.   SHARED VOTING POWER:  0
 OWNED BY
EACH REPORTING           7.   SOLE DISPOSITIVE POWER: 455,215
 PERSON WITH
                         8.   SHARED DISPOSITIVE POWER: 0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     455,215 SHARES


10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES
          [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.3

12.  TYPE OF REPORTING PERSON

          IN

Item 1(a) Name of Issuer: ThermoView Industries, Inc.
Item 1(b) Address of Issuer's Principal Executive Offices:
               1101 Herr Lane
               Louisville, Kentucky 40222
Item 2(a) Name of Person Filing: Robert E. Anderson Trust dtd
          4/15/98
Item 2(b) Address of Principal Office: 2645 Pleasant Valley Road, Owensboro, KY 42303
Item 2(c) Citizenship:  USA
Item 2(d) Title of Class of Securities:  Common Stock
Item 2(e) CUSIP Number: 883671 50 5
Item 3. If this statement is filed pursuant to section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
          (b)  [ ] Bank as defined in section 3(a)(6) of the Act
               (15 U.S.C. 78c).
          (c)  [ ] Insurance company as defined in section 3(a)
               (19) of the Act (15 U.S.C. 78c).
          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
          (e)  [ ] An investment adviser in accordance with
               section 240.13d-1(b)(1)(ii)(E);
          (f) [ ] An employee benefit plan or endowment funding accordance with section 240.13d-1(b)(1) (ii)(F);
          (g) [ ] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);
          (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
          (j)  [ ] Group, in accordance with section 240.13d-
               1(b)(1)(ii)(J).

Item 4(a) Amount Beneficially Owned: 455,215
Item 4(b) Percent of Class: 6.3
Item 4(c) Number of shares as to which reporting person has:
          (i)  sole power to vote or to direct the vote: 455,215
          (ii) shared power to vote or to direct the vote: 0
          (iii) sole power to dispose or to direct the
               disposition of: 455,215
          (iv) shared power to dispose or to direct the
               disposition of: 0
Item 5    Ownership of 5% or Less of Class:  N/A
Item 6    Ownership of More than 5% on Behalf of Another Person:
          N/A
Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company: N/A
Item 8    Identification and Classification of Members of the
          Group: N/A
Item 9    Notice of Dissolution of Group:  N/A
Item 10   Certification: (a) N/A   (b) N/A

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/11/2000
Dated

                              /s/ Robert E. Anderson
                              -----------------------------------
                              Robert E. Anderson, Trustee